EXHIBIT 99.1

                             JOINT FILER INFORMATION

Issuer:           Nextera Enterprises, Inc. (NXRA)

Date of Event:    January 12, 2004

      The Designated Filer for this Form 4 is Nextera Enterprises Holdings, Inc., a Delaware corporation ("NEH"). Each of the following is a Joint Filer with NEH and may be deemed to share indirect beneficial ownership in the securities set forth on the attached Form 4: Knowledge Universe, Inc., a Delaware corporation, Knowledge Universe, L.L.C., a Delaware limited liability company, ET Holdings, L.L.C., a Delaware limited company, ET Consolidated, L.L.C., a Delaware limited liability company, Hampstead Associates, L.L.C., a Delaware limited liability company, Mollusk Holdings, LLC, a California limited liability company ("Mollusk"), Cephalopod Corporation, a California corporation ("Cephalopod"), Lawrence Investments, LLC, a California limited liability company ("Lawrence"), Lawrence J. Ellison, an individual ("Ellison"), Ridgeview Associates LLC, a California limited liability company, Michael R. Milken, an individual and Lowell J. Milken, an individual (collectively, the "Reporting Persons"). Except as otherwise indicated, the address of the Reporting Persons is 1250 Fourth Street, Suite 550, Santa Monica, California 90401. The address of Mollusk is c/o Andrew L. Dudnick, 351 California Street, 15th Floor, San Francisco, CA 94104. The address of Cephalopod and Ellison is c/o Carolyn Balkenhol, Oracle Corporation, 500 Oracle Parkway, Redwood Shores, CA 94065. The address of Lawrence is c/o Philip B. Simon, 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596.

      The Designated Filer and the Joint Filers each disclaim beneficial ownership of the foregoing securities except to the extent of their respective pecuniary interests therein.